EMPLOYMENT AGREEMENT

This employment agreement (this “Agreement”), dated as of September 17, 2007 (the “Effective Date”), is made by and between Flexpetz Holdings, Inc., a Delaware corporation (the “Company”) and Marlena Cervantes (the “Executive”).

Whereas, the Executive is to be employed as the Chief Executive Officer and Chairman of the Board of Directors of the Company; and

Whereas, the Company and the Executive desire to enter into this Agreement as to the terms of the Executive’s employment by the Company;

Now, therefore, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound, hereby agree as follows:

1.  POSITION/DUTIES.

(a)  During the Employment Term (as defined in Section 2 below), the Executive shall serve as the Chief Executive Officer and Chairman of the Board of Directors of the Company. In this capacity the Executive shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized company and such other reasonable duties and responsibilities as the Board of Directors of the Company (the “Board”) shall designate.  The Executive shall report directly to the President of the Company.

(b)  During the Employment Term, the Executive shall use her best efforts to perform her duties under this Agreement and shall devote substantially all of her business time, energy and skill in the performance of her duties with the Company, provided the foregoing will not prevent the Executive from (1) participating in charitable, civic, educational, professional or community affairs or serving on the board of directors or advisory committees of non-profit entities, and (2) managing her own and her family’s personal investments, in each case, provided that such activities in the aggregate do not materially interfere with her duties hereunder. [The Executive may serve on the board of directors or advisory committees of for-profit entities with the prior written consent of the Board.]

2.  EMPLOYMENT TERM.  Except for earlier termination as provided in Section 7, the Executive’s employment under this Agreement shall be for a five year term commencing on the Effective Date and ending on September 17, 2007 (the “Initial Term”). Subject to Section 7, the Initial Term shall be automatically extended for additional terms of successive three year periods (the “Additional Term”) unless the Company or the Executive gives written notice to the other of the termination of the Executive’s employment hereunder at least 180 days prior to the expiration of the Initial Term or Additional Term. The Initial Term and any Additional Term shall be referred to herein as the “Employment Term.”

3.  BASE SALARY.  The Company agrees to pay the Executive an annual salary of $120,000.  The salary shall be paid in bi-weekly installments.

4.  OPTIONS.   Executive is granted the right to purchase 1,000,000 shares of the Company’s common stock every year for five years from the date of this agreement at an exercise price of $5.00.  Options shall be fully vested upon execution of this Agreement.

These rights shall be considered the property of the Executive and shall no longer bear any encumbrances or restrictions other than those relating to applicable state and federal law.  Nothing in this section shall effect or prohibit anything else in this agreement, including but not limited to Section 7.

5.  EMPLOYEE BENEFITS.

(a)  Benefit Plans.  The Executive shall be eligible to participate in any employee benefit plan of the Company, including, but not limited to, equity, pension, thrift, profit sharing, medical coverage, education, or other retirement or welfare benefits that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executives at a level commensurate with her positions, subject to satisfying the applicable eligibility requirements.  Company shall pay the entire cost of these benefits.

(b)  Vacation.  The Executive shall be entitled to an annual paid vacation in accordance with the Company’ policy applicable to senior executives, but in no event less than four weeks per calendar year (as prorated for partial years), which vacation may be taken at such times as the Executive elects with due regard to the needs of the Company.

(c)       Housing Benefit.  The Executive shall be entitled to a housing stipend in the amount of $8,000 per month for rent or mortgage payments and associated expenses.

(d)  Automobile Benefit. The Companies shall provide Executive with the automobile of her choice not to exceed $1,000 per month for the lease or finance payments. Company shall also provide such expenses associated with the automobile including but not limited to insurance, gas, repairs and maintenance.

(e)       Business and Entertainment Expenses.  Upon presentation of appropriate documentation, the Executive shall be reimbursed in accordance with the Company’ expense reimbursement policy for all reasonable and necessary business and entertainment expenses incurred in connection with the performance of her duties hereunder.

6.  TERMINATION.  The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(a)  Disability.  The thirtieth day following written notice by the Company to the Executive of termination due to Disability. For purposes of this Agreement, “Disability” shall mean the inability of the Executive to perform her material duties hereunder due to a physical or mental injury, infirmity or incapacity for 180 days (whether or not consecutive) during any 12 month period.

(b)  Death.  Automatically on the date of death of the Executive.

(c)  Cause.  Immediately upon written notice by the Company to the Executive of a termination for Cause. “Cause” shall mean the willful misconduct of the Executive with regard to the business or affairs of the Company that is materially injurious to the Company. In all cases the Executive shall have fifteen days after the receipt of written notice thereof from the Company to cure (if curable) the circumstances giving rise to the Cause event.

(d)  Without Cause.  On the thirtieth day following written notice by the Company to the Executive of an involuntary termination without Cause, other than for death or Disability.

(e)  Good Reason.  On the sixtieth day following written notice by the Executive to the Company of a termination for Good Reason. “Good Reason” shall mean, without the express written consent of the Executive, the occurrence of any of the following events unless such events are cured (if curable) by the Company within fifteen days following receipt of written notification by the Executive to the Company that he intends to terminate her employment hereunder for one of the reasons set forth below:

(i)  any reduction or diminution (except temporarily during any period of incapacity due to physical or mental illness) in the Executive’s titles or a material reduction or diminution in the Executive’s authorities, duties or responsibilities or reporting requirements with the Company; or

(ii)  a material breach by the Company of any provisions of this Agreement.

(f)  Without Good Reason. On the ninetieth day following written notice by the Executive to the Company of the Executive’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

7.  CONSEQUENCES OF TERMINATION.

(a)  Disability.  Upon termination of this Agreement because of the Executive’s Disability, the Company shall pay or provide the Executive (1) any unpaid Base Salary through the date of termination and any accrued vacation; (2) any unpaid bonus accrued with respect to the fiscal year ending on or preceding the date of termination; (3) reimbursement for any unreimbursed expenses properly incurred through the date of termination; and (4) all other payments or benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement, plan or program (collectively, “Accrued Benefits”).

(b)  Death.  Upon the termination of this Agreement because of the Executive’s death, the Executive’s estate shall be entitled to any Accrued Benefits.

(c)  Termination for Cause or Without Good Reason. Upon the termination of this Agreement by the Company for Cause, by the Executive without Good Reason, or by either party in connection with a failure to renew this Agreement, the Company shall pay to the Executive any Accrued Benefits.

(d)  Termination without Cause or for Good Reason.  Upon the termination of this Agreement by the Company without Cause or by the Executive with Good Reason and subject to the Executive’s execution (and non-revocation) of a general release of claims against the Company and its affiliates in a form reasonably requested by the Company, the Company shall pay or provide the Executive with (1) the Accrued Benefits; (2) continued payment to the Executive her rate of salary for 36 months after termination, payable in accordance with the regular payroll practices of the Company, but off the payroll; (3) all benefits accorded to Executive prior to termination for a period of 36 months after termination.  Payments provided under this Section 8(d) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company.

8.  No Assignment.  This Agreement is personal to each of the parties hereto.  Except as provided below, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company.

9.  Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (1) on the date of delivery if delivered by hand, (2) on the date of transmission, if delivered by confirmed facsimile, (3) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (4) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the address (or to the facsimile number) shown on the records of the Company

With a Copy to:

If to the Company:

Flexpetz Holdings, Inc.
1000 N West Street
Suite 1200
Wilmington, Delaware 19801
Attention: President
Facsimile:

                               With a copy to:

Anslow & Jaclin, LLP
195 Route 9 South
Suite 204
Manalapan, NJ 07726
Attention: Gregg Jaclin
Facsimile: (732) 577-1188

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10.  PROTECTION OF THE COMPANY’ BUSINESS.

(a)   Confidentiality.  The Executive acknowledges that in her employment hereunder she will occupy a position of trust and confidence. The Executive shall not, except as in good faith deemed necessary by the Executive to perform her duties hereunder or as required by applicable law or legal process, without limitation in time or until such information shall have become public or known in the Company’ industry other than by the Executive’s unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company.  “Confidential Information” shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers that is not disclosed by the Company and that was learned by the Executive in the course of her employment by the Company, including any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information.

(b)  Non-Competition.  During the period that the Executive is employed by the Company hereunder and for the one year period thereafter (the “Restricted Period”), the Executive shall not, directly or indirectly, without the prior written consent of the Company, provide employment (including self-employment), directorship, consultative or other services to any business, individual, partner, firm, corporation, or other entity that competes with the then businesses of the Company or its affiliates. Nothing herein shall prevent the Executive from having a passive ownership interest of not more than 2% of the outstanding securities of any entity whose securities are traded on a national securities exchange.

(c)  Non-Solicitation of Employees.  The Executive recognizes that he possesses and will possess confidential information about other employees of the Company and its affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company and its affiliates. The Executive recognizes that the information he possesses and will possess about these other employees is not generally known, is of substantial value to the Company and its affiliates in developing its business and in securing and retaining customers, and has been and will be acquired by him because of her business position with the Company. The Executive agrees that, during the Restricted Period, he will not, directly or indirectly, solicit or recruit any employee of the Company or any of its affiliates for the purpose of being employed by him or any other entity.

(d)  Non-Solicitation of Customers.  The Executive agrees that, during the Restricted Period, he will not, directly or indirectly, interfere with, disrupt or attempt to interfere or disrupt any relationship, contractual or otherwise, between the Company or its affiliates and any of their respective customers, suppliers, clients or vendors.

(e)  Non-Disparagement.  Executive shall not, and shall not induce others to, Disparage the Company or its affiliates or their past and present officers, directors, employees or products. “Disparage” shall mean making comments or statements to the press, the Company’ or its affiliates’ employees or any individual or entity with whom the Company or its affiliates has a business relationship which would adversely affect in any manner (1) the conduct of the business of the Company or its affiliates (including any products or business plans or prospects), or (2) the business reputation of the Company or its affiliates, or any of their products, or their past or present officers, directors or employees.

(f)  Cooperation.  Subject to the Executive’s other reasonable business commitments, following the Employment Term, the Executive shall be available to cooperate with the Company and its outside counsel and provide information with regard to any past, present, or future legal matters which relate to or arise out of the business the Executive conducted on behalf of the Company and its affiliates, and, upon presentation of appropriate documentation, the Company shall compensate the Executive for any out-of-pocket expenses reasonably incurred by the Executive in connection therewith.

(g)  Equitable Relief and Other Remedies.  The Executive acknowledges and agrees that the Company’ remedies at law for a breach or threatened breach of any of the provisions of this Section would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

(h)  Reformation.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

(i)  Survival of Provisions.  The obligations contained in this Section shall survive in accordance with their terms the termination or expiration of the Executive’s employment with the Company and shall be fully enforceable thereafter.

11.  Arbitration.  Any dispute or controversy arising under or in connection with this Agreement, other than injunctive relief under Section 11 hereof, shall be settled exclusively by arbitration, conducted before a single arbitrator in Ft. Lauderdale, Florida in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court of competent jurisdiction. Each party shall bear its own legal fees and costs and equally divide the forum fees and cost of the arbitrator.

12.  SECTION HEADINGS AND INTERPRETATION. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. Expression of inclusion used in this agreement are to be understood as being without limitation.

13.  SEVERABILITY.  The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

14.  COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

15.  MISCELLANEOUS.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver or similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida without regard to its conflicts of law principles.

16.  MITIGATION.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment thereunder be reduced by any compensation earned by the Executive as a result of employment by another employer not in violation of this Agreement.

17.  WITHHOLDING.  The Company may withhold from any and all amounts payable under this Agreement such federal, state, local and foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.

18.  AUTHORITY AND NON-CONTRAVENTION.  The Executive represents and warrants to the Company that he has the legal right to enter into this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which could prevent him form entering into this Agreement or performing all of his obligations hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Flexpetz Holdings, Inc.

By: Simon Brodie
Title: President

/s/Simon Brodie
SIMON BRODIE

/s/Marlena Cervantes
MARLENA CERVANTES